EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS

OPERATIONAL PERFORMANCE FOR JANUARY 2004

HOUSTON, Feb. 2, 2004 - Continental Airlines (NYSE: CAL) today reported a record January systemwide mainline load factor of 71.4 percent, 3.5 points above last year's January load factor. In addition, the airline had a record January domestic mainline load factor of 69.5 percent, 1.8 points above January 2003, and a record international mainline load factor of 74.1 percent, 5.8 points above January 2003.

During the month, Continental recorded a U.S. Department of Transportation on-time arrival rate of 79.9 percent and a systemwide mainline completion factor of 99.3 percent.

In January 2004, Continental flew 4.8 billion mainline revenue passenger miles

(RPMs) and 6.7 billion mainline available seat miles (ASMs) systemwide, resulting in a traffic increase of 8.5 percent and a capacity increase of 3.2 percent as compared to

January 2003. Domestic mainline traffic was 2.7 billion RPMs in January 2004, up 5.1 percent from January 2003, and domestic mainline capacity was 3.9 billion ASMs, up 2.3 percent from January 2003.

Systemwide January 2004 passenger revenue per available seat mile (RASM) is estimated to have increased between 0.5 and 1.5 percent compared to January 2003. For December 2003, RASM increased 1.7 percent as compared to December 2002.

Continental's regional operations (Continental Express) set a record January load factor of 61.3 percent, 4.9 points above last year's January load factor. Regional

RPMs were 470.0 million and regional ASMs were 766.9 million in January 2004, resulting in a traffic increase of 43.4 percent and a capacity increase of 31.9 percent versus January 2003.

Continental Airlines is the world's seventh-largest airline with more than 2,300 daily departures to 126 domestic and 101 international destinations throughout the Americas, Europe and Asia. With 42,000 mainline employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 51 million passengers per year. FORTUNE ranks Continental one of the 100 Best Companies to Work For in America, an honor it has earned for six consecutive years. FORTUNE ranked the company highest among major U.S. carriers in the quality of its service and products, and No. 2 on its list of Most Admired Global Airlines in 2003. For more company information, visit continental.com.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2002 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, regulatory matters and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

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PRELIMINARY TRAFFIC RESULTS
JANUARY	2004	2003	Change
REVENUE PASSENGER MILES (000)
Domestic	2,727,792	2,596,084	5.1 Percent

International	2,034,454	1,792,390	13.5 Percent
Transatlantic	801,672	702,131	14.2 Percent
Latin America	744,117	689,915	7.9 Percent
Pacific	488,665	400,344	22.1 Percent

Mainline	4,762,247	4,388,474	8.5 Percent

Regional	470,015	327,776	43.4 Percent

AVAILABLE SEAT MILES (000)
Domestic	3,922,284	3,834,758	2.3 Percent

International	2,746,284	2,624,059	4.7 Percent
Transatlantic	1,111,023	1,056,545	5.2 Percent
Latin America	1,001,845	950,011	5.5 Percent
Pacific	633,416	617,503	2.6 Percent

Mainline	6,668,568	6,458,817	3.2 Percent

Regional	766,890	581,201	31.9 Percent

PASSENGER LOAD FACTOR
Domestic	69.5 Percent	67.7 Percent	1.8 Points

International	74.1 Percent	68.3 Percent	5.8 Points
Transatlantic	72.2 Percent	66.5 Percent	5.7 Points
Latin America	74.3 Percent	72.6 Percent	1.7 Points
Pacific	77.1 Percent	64.8 Percent	12.3 Points

Mainline	71.4 Percent	67.9 Percent	3.5 Points

Regional	61.3 Percent	56.4 Percent	4.9 Points

CARGO REVENUE TON MILES (000)
Total	75,636	70,087	7.9 Percent

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PRELIMINARY OPERATIONAL AND FINANCIAL RESULTS
JANUARY	2004	2003	Change
On-Time Performance[1]	79.9%	85.4%	(5.5) Points
Completion Factor[2]	99.3%	99.8%	(0.5) Points

December 2003 consolidated breakeven load factor[3,4]			61.4 Percent
January 2004 estimated year-over-year RASM change			0.5-1.5 Percent
January 2004 estimated average price per gallon of fuel, excluding fuel taxes			96.0 Cents
January 2004 estimated consolidated breakeven load factor[3]			81 Percent
January 2004 actual consolidated load factor[5]			70.4 Percent
February 2004 estimated consolidated breakeven load factor[3]			78 Percent

YEAR-OVER-YEAR SYSTEM RASM[6]	2002 vs. 2001	2002 vs. 2000
May	(6.3) Percent	(15.1) Percent
June	(5.5) Percent	(15.5) Percent
July	(4.0) Percent	(13.5) Percent
August	(2.7) Percent	(15.2) Percent
September	10.8 Percent	(17.6) Percent
October	9.3 Percent	(15.7) Percent
November	(1.7) Percent	(18.4) Percent
December	10.1 Percent	(5.7) Percent
	2003 vs. 2002	2003 vs. 2001
January	3.5 Percent	(11.0) Percent
February	(0.4) Percent	(11.3) Percent
March	(11.7) Percent	(17.4) Percent
April	(1.0) Percent	(11.3) Percent
May	2.0 Percent	(4.3) Percent
June	0.3 Percent	(5.2) Percent
July	4.9 Percent	0.7 Percent
August	4.4 Percent	1.5 Percent
September	5.3 Percent	16.7 Percent
October	4.4 Percent	14.1 Percent
November	5.5 Percent	3.7 Percent
December	1.7 Percent	12.0 Percent
	2004 vs. 2003	2004 vs. 2002
January (estimated)	0.5-1.5 Percent	3.5-4.5 Percent

1 Department of Transportation Arrivals within 14 minutes

2 System Mileage Completion Percentage

3 Consolidated load factor (including Continental Airlines and Continental Express) needed to break even on a consolidated net income basis. Actual consolidated breakeven load factor may vary significantly from estimates depending on actual passenger revenue yields,

fuel price and other factors. Month-to-date consolidated load factor information can be found on Continental's website at

continental.com in the Investor Relations-Financial/Traffic Releases section.

4 Included in the consolidated breakeven load factor are the following special items, which account for 12.6 percentage points: 1) net gain on the sale of investment in Orbitz, 2) fair value adjustment of remaining investment in Orbitz following Orbitz's IPO, 3) revenue adjustment for change in expected redemption of frequent flyer mileage credits sold, and 4) lease exit costs for permanently grounded

MD-80 aircraft.

5 Includes Continental Airlines and Continental Express

6 CAL has been releasing RASM data since May 2001

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